Filed Pursuant to Rule 424(b)(3)
Registration No. 333-111680

AVANIR PHARMACEUTICALS

SUPPLEMENT NO. 1 TO PROSPECTUS DATED JANUARY 29, 2004

     This Supplement No. 1, dated September 20, 2004, supplements certain information contained in our prospectus dated January 29, 2004 (the “Prospectus”). This supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

     The information contained in the table under the caption “Selling Security Holders” on pages 8 and 9 of the Prospectus is hereby supplemented by: (i) adding to the table the selling security holder set forth below under Schedule 1, and (ii) amending and restating the holdings of the selling security holder set forth below under Schedule 2.

SCHEDULE 1

					Shares Beneficially
	Securities Beneficially Owned Prior to Offering				Owned After the Offering
		Shares
		Underlying
Selling Security Holder	Shares	Warrants	Total (1)	Percent (1)	Number	Percent
Smithfield Fiduciary LLC	—	161,470	161,470	*	—	—

SCHEDULE 2

Shares Beneficially
	Securities Beneficially Owned Prior to Offering				Owned After the Offering
Shares
Underlying
Selling Security Holder	Shares	Warrants	Total (1)	Percent (1)	Number	Percent
Rodman & Renshaw, Inc.	—	—	—	—	—	—

     Information concerning the selling security holders is based upon information provided to us by the security holders. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary. Additionally, the selling security holders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Class A common stock since the date on which they last provided the Company with information about their holdings.